EXHIBIT 4.1

Lock-Up Agreement

November 1, 2006

Encorium Group, Inc.

One Glenhardie Corporate Center

1275 Drummers Lane, Suite 100

Wayne, PA 19087

Ladies and Gentlemen:

Encorium Group, Inc., formerly Covalent Group, Inc., a Delaware corporation (the “Company”), has entered into an Amended and Restated Combination Agreement dated as of July 6, 2006 (the “Combination Agreement”) by and between the Company and Kai Lindevall, Jan Lilja, Sven-Erik Nilsson, Vesa Manninen, NTGLT Pharma BVBA, Seppo Oksanen, Heikki Vapaatalo, Riitta Korpela and Agneta Lindevall (each a “Stockholder”), constituting all of the stockholders of Remedium Oy, a corporation organized under the laws of Finland (“Remedium”). Pursuant to the terms of the Combination Agreement the Stockholders have agreed to contribute, convey, transfer and assign to the Company all of the issued and outstanding shares of Remedium at the Closing (as defined in the Combination Agreement). In consideration of the contribution, conveyance, transfer and assignment of the Shares, at the Closing (as defined in the Combination Agreement), the Company, among other consideration, will issue to each Stockholder the number of shares of Common Stock of the Company as set forth next to such Stockholders name on Exhibit A hereto (the “Shares”).

In order to induce Company to close under the Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any Shares or other capital stock of the Company, or any securities convertible, exchangeable or exercisable for shares of Common Stock or derivative thereof or request the registration for the offer and sale of any of the foregoing (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) for a period of commencing on the Closing Date (as defined in the Combination Agreement) and ending nine calendar months after the Closing Date (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

Notwithstanding the foregoing, the undersigned may (A) transfer any or all of the Shares (i) by gift, will or intestacy or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value and (B) pledge the Shares; provided, however, that in any such case it shall be a condition to the transfer that the transferee or pledgee, as applicable, execute an agreement stating that the transferee or pledge, as applicable, is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer or pledge, as applicable, of such Shares except in accordance with this Agreement.

Without limiting the restrictions herein, any Disposition by the undersigned shall remain at all times subject to applicable securities laws, including without limitation the resale restrictions imposed by Rule 144 promulgated under the Securities Act of 1933.

The undersigned agrees that the Company may (i) with respect to any shares for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company and (ii) with respect to any shares for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares to cause the transfer agent for the Company to note stop transfer instructions with respect to such shares on the transfer books and records of the Company.

The undersigned understands that the Company will proceed with the Closing of the Transaction in reliance on this letter agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, when executed and delivered, shall constitute one and the same instrument.

[signature page follows]

Very truly yours,

STOCKHOLDERS:

/s/ Kai Lindevall
Kai Lindevall

/s/ Agneta Lindevall
Agneta Lindevall

/s/ Sven-Erik Nilsson
Sven-Erik Nilsson

/s/ Sven-Erik Nilsson
Jan Lilja (Executed by Sven-Erik Nilsson by Power of Attorney)

NTGLT Pharma BVBA

By:	/s/ Petri Manninen
Name:	Petri Manninen
Title:	Manager

/s/ Vesa Manninen
Vesa Manninen

/s/ Seppo Oksanen
Seppo Oksanen

/s/ Heikki Vapaatalo
Heikki Vapaatalo

/s/ Riitta Korpela
Riitta Korpela

EXHIBIT A

Stockholder Name	Number of shares
Kai Lindevall	1,044,116
Sven-Erik Nilsson	1,017,351
Jan Lilja	909,762
Vesa Manninen	15,532
NTGLT Pharma BVBA	232,814
Seppo Oksanen	188,274
Heikki Vapaatalo	200,492
Riitta Korpela	143,439
Agneta Lindevall	135,146

Total	3,886,926